    As filed with the Securities and Exchange Commission on December 4, 1998 Registration No. 333-_________

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT

                                MIDWAY GAMES INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                        36-2814522
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)


                          3401 NORTH CALIFORNIA AVENUE
                             CHICAGO, ILLINOIS 60618
   (Address, including zip code, of Registrant's principal executive offices)

                                -----------------

                            1998 STOCK INCENTIVE PLAN
                            (Full title of the Plan)

                                -----------------

                                 Orrin J. Edidin
                  Vice President, Secretary and General Counsel
                                Midway Games Inc.
                          3401 North California Avenue
                             Chicago, Illinois 60618
                                 (773) 961-2222
                   (Name and address, including zip code, and
          telephone number, including area code, of agent for service)

                                    Copy to:

                             Jeffrey N. Siegel, Esq.
                              Shack & Siegel, P.C.
                                530 Fifth Avenue
                            New York, New York 10036
                                 (212) 782-0700

                         CALCULATION OF REGISTRATION FEE


===============================================================================================================
                                                             PROPOSED           PROPOSED
                                                             MAXIMUM             MAXIMUM            AMOUNT OF
      TITLE OF SECURITIES               AMOUNT TO BE      OFFERING PRICE        AGGREGATE         REGISTRATION
       TO BE REGISTERED                 REGISTERED(1)       PER SHARE(2)     OFFERING PRICE(2)         FEE(5)
---------------------------------------------------------------------------------------------------------------
common stock, par value $.01(3)         750,000 shares        $10.07           $ 7,552,500        $2,099.59
---------------------------------------------------------------------------------------------------------------
common stock, par value $.01(3)(4)    2,250,000 shares        $10.07           $22,657,500        $6,298.79
                                                                                     TOTAL:       $8,398.38
===============================================================================================================

(1) Pursuant to Rule 416 under the Securities Act of 1933, this registration statement covers an indeterminable number of shares of common stock which may become issuable pursuant to the anti-dilution provisions of the 1998 Stock Incentive Plan (the "Plan").

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) on the basis of the average of the high and low prices of the common stock reported on the New York Stock Exchange on December 1, 1998.

(3) In accordance with the Rights Agreement between the Registrant and The Bank of New York, dated March 5, 1998, all shares of common stock are accompanied by certain stock purchase rights.

(4)  Shares issuable upon the exercise of options available under the Plan.

(5) $11,418.08 was paid with registration statement No. 333-25757, relating to 2,000,000 shares of common stock and $2,862.98 was paid with registration statement No. 333-57583, relating to 750,000 shares of common stock, which shares are being carried forward in the combined reoffer prospectus being filed herewith (to the extent that they are or may be control securities). See Rule 429 note below.

                              ---------------------

        Pursuant to Rule 429 under the Securities Act of 1933, as amended (the "Securities Act"), the prospectus filed together with this Registration Statement shall be deemed to be a combined prospectus which shall also relate to the Registrant's Registration Statements No. 333-25757 and 333-57583, each on Form S-8.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in Part I of Form S-8 will be sent or given to eligible participants as specified by Rule 428(b)(1) under the Securities Act and are not being filed with the Securities and Exchange Commission (the "Commission").

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Registration Statement, the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998 and the description of the Registrant's common stock and Rights contained in the Registrant's Registration Statements on Form 8-A (File No. 1-12367) filed on October 30, 1996 and April 20, 1998, respectively, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including all exhibits thereto and any amendments or reports filed for the purpose of updating such information, are incorporated herein by reference and made a part of this Registration Statement as of the date hereof.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of this Registration Statement and prior to the termination of the offering of the common stock offered hereby shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The legality of the issuance of the shares of common stock offered hereby will be passed upon for the Registrant by Shack & Siegel, P.C., 530 Fifth Avenue, New York, New York 10036. As of December 1, 1998, shareholders of Shack & Siegel, P.C. hold, in the aggregate, 10,990 shares of common stock and options to purchase 35,000 shares of common stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's authority to indemnify its officers and directors is governed by the provisions of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), by the Amended and Restated Bylaws of the Registrant, as amended (the "Bylaws"), by the Restated Certificate of Incorporation, as amended, of the Registrant (the "Certificate of Incorporation") and by indemnification agreements entered into with each of its directors (the "Indemnity Agreements").

         Under Section 145 of the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action")) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Registrant.

         The Certificate of Incorporation and Bylaws of the Registrant provide that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, (i) indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and (ii) advance expenses related thereto to any and all said persons. The indemnification and advancement of expenses provided for therein shall not be deemed to be exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices, and shall continue as to persons who have ceased to be directors, officers, employees or agents and shall inure to the benefit of the heirs, executors and administrators of such person. In addition, the Certificate of Incorporation of the Registrant provides for the elimination of personal liability of directors of the Registrant to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL, as amended and supplemented.

         The Indemnity Agreements provide for the indemnification of officers and directors to the fullest extent permitted by the laws of the State of Delaware and obligate the Registrant to provide the maximum protection allowed under Delaware law. In addition, the Indemnity Agreements supplement and increase such protection in certain respects.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         The Company has an insurance policy that provides coverage to directors and officers with respect to certain claims for which indemnity is not available pursuant the foregoing provisions described in this Item 6.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.



Exhibit Number                                                     Description
--------------                                                     ------------
       4.1              Rights Agreement, dated as of October 24, 1996, between the Registrant and The Bank of New York, as Rights Agent, incorporated by reference to Exhibit 2.1 to the

                        Registrant's Registration Statement on Form S-1, as amended, effective October 29,
                        1996 (File No. 333-11919) (the "Form S-1").

       4.2              First Amendment to Rights Agreement, dated as of November 6, 1997, between the
                        Registrant and The Bank of New York, as Rights Agent, incorporated by reference to
                        Exhibit 8 to the Registrant's Registration Statement on Form 8-A/A, Amendment No. 1,
                        filed with the Commission on April 20, 1998.

       4.3(a)           1996 Stock Option Plan, incorporated by reference to Exhibit 4(a) to the Registrant's
                        Registration Statement on Form S-8, filed with the Commission on April 24, 1997
                        (File No. 333-25757) (the "1997 Form S-8").

       4.3(b)           Forms of Option Agreements under the 1996 Stock Option Plan, incorporated by reference to Exhibits 4(b) and 4(c) to the 1997 Form S-8.

       4.4(a)           1998 Non-Qualified Stock Option Plan, incorporated by reference to Exhibit 4.4(a) to the
                        Registrant's Registration Statement on Form S-8, filed with the Commission on June 24,
                        1998 (File No. 333-57583) (the "1998 Form S-8").

       4.4(b)           Form of Option Agreement under the 1998 Non-Qualified Stock Option Plan, incorporated by reference to Exhibit 4.4(b) to the 1998 Form S-8.

       4.5(a)           1998 Stock Incentive Plan.

       4.5(b)           Form of Option Agreement under the 1998 Stock Incentive Plan.

       4.5(c)           Form of Subscription Agreement under the 1998 Stock Incentive Plan.

       5                Opinion of Shack & Siegel, P.C., counsel for Registrant, regarding original issuance securities.

       23.1             Consent of Shack & Siegel, P.C. (contained in the Opinion filed as Exhibit 5 hereto).

       23.2             Consent of Ernst & Young LLP.

       24               Power of Attorney (contained on the signature page hereof).



ITEM 9.  UNDERTAKINGS.

       a.        The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section l3 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on this 1st day of December, 1998.


                                             MIDWAY GAMES INC.

                                             By: /s/ Neil D. Nicastro
                                                 -------------------------------
                                                 Neil D. Nicastro,
                                                 Chief Executive Officer

                              POWER OF ATTORNEY

         Each person whose signature to this Registration Statement appears below hereby appoints Neil J. Nicastro, Harold H. Bach, Jr. and Orrin J. Edidin, and each of them acting singly, as his attorney-in-fact, to sign on his behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                         DATE                             TITLE
---------                         ----                             -----
/s/ Neil D. Nicastro              December 1, 1998                 Chairman of the Board of Directors, President,
--------------------                                               Chief Executive Officer (Principal Executive
Neil D. Nicastro                                                   Officer) and Chief Operating Officer

/s/ Harold H. Bach, Jr.           December 1, 1998                 Executive Vice President - Finance,
-----------------------                                            Treasurer (Principal Financial and Principal
Harold H. Bach, Jr.                                                Accounting Officer) and Director

/s/ Byron C. Cook                 December 1, 1998                 Executive Vice President - Home Video and
-----------------                                                  Director
Byron C. Cook

/s/ Kenneth J. Fedesna            December 1, 1998                 Executive Vice President - Coin-Op Video
----------------------                                             and Director
Kenneth J. Fedesna

/s/ Louis J. Nicastro             December 1, 1998                 Director
---------------------
Louis J. Nicastro

/s/ William C. Bartholomay        December 1, 1998                 Director
--------------------------
William C. Bartholomay

/s/ William E. McKenna            December 1, 1998                 Director
----------------------
William E. McKenna


/s/ Norman J. Menell              December 1, 1998                 Director
--------------------
Norman J. Menell

/s/ Harvey Reich                  December 1, 1998                 Director
--------------------
Harvey Reich

/s/ Ira S. Sheinfeld              December 1, 1998                 Director
--------------------
Ira S. Sheinfeld

/s/ Gerald O. Sweeney, Jr.        December 1, 1998                 Director
--------------------------
Gerald O. Sweeney, Jr.

/s/ Richard D. White              December 1, 1998                 Director
--------------------
Richard D. White


RESALE PROSPECTUS

                                MIDWAY GAMES INC.

                                4,415,000 SHARES

                          COMMON STOCK, PAR VALUE $.01

     We design, publish and market interactive entertainment software played in both the coin-operated and home markets. Our main office is located at 3401 North California Avenue, Chicago, IL 60618, telephone no. (773) 961-2222.

     Our common stock is listed on the New York Stock Exchange under the symbol "MWY".

        Officers and directors who are listed on page 11 below as "selling stockholders" may sell up to the number of shares of our common stock listed opposite their names. The selling stockholders acquired or may acquire the shares to be offered by purchasing shares or exercising stock options granted to them under our stock option plans or our 1998 Stock Incentive Plan. The selling stockholders have not informed us of any current intention to sell any Shares.

         PLEASE SEE THE "RISK FACTORS" SECTION BEGINNING ON PAGE 3 BELOW
     FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is December 1, 1998

                              ABOUT THIS PROSPECTUS

        This prospectus relates to 4,415,000 shares (the "Shares") of our common stock that the selling stockholders named in this prospectus may sell until we terminate this offering. The selling stockholders in this offering are all officers and directors of Midway Games Inc. We have agreed to pay the expenses incurred in registering the Shares, including legal and accounting fees.

        The Shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and sale of the Shares.

        Most of the information about us that you need to know before you invest in the Shares is not included in this prospectus. It is important that you obtain and read the information described under the heading "Where You Can Find More Information" below in order to get all the important information about Midway. You should also read the "Risk Factors" section beginning on page 3 below for a discussion of certain risks of an investment in our common stock.

                       DOCUMENTS INCORPORATED BY REFERENCE

        We are incorporating the following items into this prospectus by this reference:

        our Annual Report on Form 10-K for the fiscal year ended June 30, 1998, including the exhibits thereto;

        our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998; and


        the description of our common stock and accompanying rights contained in our registration statements on Form 8-A (File No. 1-12367) filed on October 30, 1996 and April 20, 1998 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such information.

        All documents that we file after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the termination of this offering shall be considered to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in a previously filed document incorporated by reference in this prospectus shall be considered to be modified or superseded to the extent that a statement in this prospectus (or in any document filed after the date of this prospectus and incorporated in this prospectus by reference) modifies or supersedes such statement. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in this prospectus (not including exhibits to such information, unless such exhibits are specifically incorporated by reference into the information which this prospectus incorporates). Requests for copies of such information should be directed to us at our principal executive office: 3401 North California Avenue, Chicago, IL 60618 (773) 961-2222, Attention: Vice President--Finance.

                       WHERE YOU CAN FIND MORE INFORMATION

        We have filed three registration statements (and amendments to them) on Form S-8 with the Securities and Exchange Commission (the "SEC") concerning the
Shares: File Nos. 333-25757, 333-57583 and 333- __________. This prospectus constitutes a part of each of these registration statements. As the SEC rules allow, however, this prospectus does not contain all the information set forth in or filed with those registration statements. In addition, there may have been changes in the facts set forth in this prospectus since the date it was filed. For further information about Midway Games Inc. and our common stock, please read the registration statements and the exhibits to them. This prospectus also refers to certain other documents filed with the SEC without giving a complete description of them. Therefore, you should read any document referred to carefully in order to understand it fully. You may obtain copies as explained in the next paragraph.

        We file annual and quarterly reports and certain current reports, proxy statements and other information with the SEC that are required to be filed under the Exchange Act. You may read and copy the registration statements and all of this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site on the Worldwide Web at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.

        We have not authorized any person to give any information or to make any representations other than those contained in this prospectus in connection with any offer to sell or sale of the securities to which this prospectus relates and, if given or made, you must not rely on such information or representations as having been authorized. This prospectus does not constitute an offer to sell to or a solicitation of any offer to buy from any person in any state in which any such offer or solicitation would be unlawful.

                                  RISK FACTORS

        In addition to considering the other information set forth in, or incorporated by reference into, this prospectus, you should carefully consider the following risks and uncertainties, which may cause our operating results to vary from anticipated results or which may materially and adversely affect our operating results:

DEPENDENCE ON NEW PRODUCT INTRODUCTIONS

        Our success depends on generating revenue from new products and from enhancements of existing products. Video game products typically have market life spans of only three to twelve months. In addition, the process of developing software products like ours is extremely complex and is expected to become more complex and expensive in the future as new platforms and technologies are introduced. Furthermore, consumer preferences for video games are difficult to predict, and few video game products achieve sustained market acceptance. We believe that the importance to our success of developing "hit" products will continue and increase in the future. We cannot assure you that the new products that we introduce will achieve any significant degree of market acceptance, or that such acceptance will be sustained for any meaningful period.

RISK OF PRODUCT DELAYS

        From time to time, we have experienced delays in product introductions. We depend on a variety of design and technical personnel and other development components to introduce our new products and enhancements. The timing of a creative process is difficult to predict, and the increasingly complex products that we and our competitors introduce require increasing development time. It usually takes us six to 24 months to complete a new product's development from the time we approve a concept, and the amount of development time required is increasing as our products become more complex. We cannot assure you that we will be able to introduce new products and enhancements on a timely basis. Unanticipated delays could cause us to miss an important selling season for the delayed products, and we could mistime product promotions. In addition, our development schedule for other products could be affected. A significant delay in the introduction of one or more new products or enhancements could have a material adverse effect on our operating results and financial condition.

RAPID TECHNOLOGICAL CHANGE

        The video game market, both in the coin-operated and home segments, is characterized by rapidly changing technology. We must continually anticipate and adapt our products to emerging technologies, including new hardware platforms, operating systems and media formats. When we choose to incorporate a new technology into our products or to publish or develop a product for a new platform, we may be required to make a substantial development investment one to two years in advance of initial shipment of such products. We cannot assure you that we will be able to identify accurately which emerging technologies will gain widespread acceptance. If we invest in the development of a video game that does not achieve significant commercial success, our revenues from that product will be adversely affected, and we may not recover our development costs. If, on the other hand, we do not choose to pursue the development of products incorporating new technology or for new platforms that achieve significant commercial success, our revenue growth may also be adversely affected. In addition, consumers may defer purchasing software for use on existing platforms following the announcement of an introduction date for hardware platforms incorporating new technologies. We may not be able to obtain licenses to use new technologies. Accordingly, sales of our existing software products could be adversely affected by such announcements. We cannot assure you that we will be able to develop or acquire the expertise necessary to enable us to develop or market products for emerging technologies.

RELIANCE ON MORTAL KOMBAT PRODUCTS

        Revenues from Mortal Kombat products accounted for approximately 19.1%, 22.0% and 34.9% of our total revenues during fiscal 1998, 1997 and 1996, respectively. If Mortal Kombat products fail to continue to sell, or if we fail to replace the Mortal Kombat products with additional products generating significant revenues, our business, operating results and financial condition could be materially and adversely affected.

FLUCTUATIONS IN OPERATING RESULTS

        We have experienced and expect to continue to experience significant quarterly fluctuations in net sales and operating results due to a variety of factors, including:

        fluctuations in our mix of products with varying profit margins;

        the size and rate of growth of the consumer software market;

        market acceptance of our products and those of our competitors and dedicated platform manufacturers;

        development and promotional expenses relating to the introduction of new products or enhancements of existingproducts;

        the timing and success of product introductions, changes in our pricing policies and those of our competitors;

        the accuracy of our and retailers' forecasts of consumer demand; and the timing of orders from major customers, order cancellations and delays in shipment.

Our expense levels are based, in part, on our expectations regarding future sales and, as a result, operating results would be adversely affected by a decrease in sales or a failure to meet our sales expectations.

SEASONALITY

        While the coin-operated game business is not generally seasonal in nature, the home video game business is highly seasonal. Sales of home video games are typically significantly higher during the September and December quarters due to the year-end holiday buying season. Sales in other quarters are generally lower and vary significantly as a result of new product introductions and other factors. We cannot assure you that we will achieve consistent profitability on a quarterly or annual basis.

COMPETITION

        The video game business is intensely competitive and is characterized by the continuous introduction of new titles and the development of new technologies. Our ability to compete successfully in this market is based, in large part, upon our ability to select and develop popular titles, to identify and obtain rights to commercially marketable intellectual properties and to adapt our products for use with new technologies. In addition, successful competition is also based upon price, access to retail shelf space in the case of home games, product enhancements, brand recognition, marketing support and access to distribution channels. Our competitors vary in size from very small companies with limited resources to very large corporations with greater financial, marketing and product development resources than ours. We are often in competition with platform manufacturers and companies that we depend upon for distribution or other services. These companies may have an incentive to promote their own products in preference to ours.

        We believe that large diversified entertainment, cable and telecommunications companies, in addition to large software companies such as Microsoft, are increasing their focus on the interactive entertainment market, which will result in greater competition for us. In particular, many of our competitors are developing on-line interactive games and interactive networks that will be competitive with our interactive products. We cannot assure you that we will be able to compete successfully against current or future competitors. Competitive pressures that we face could materially and adversely affect our business and financial condition.

PRODUCT RETURNS AND PRICE ADJUSTMENTS

        In our home video game business, we accept product returns for defective products and sometimes provide replacements, markdowns or other credits on varying terms in the event that the customer holds slow-moving inventory of our home games. At the time of product shipment, we establish reserves, including reserves under our policies for price protection and returns of defective products, according to estimates of the

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potential for future returns of products based on historical return rates, seasonality of sales, retailer inventories of our products and other factors. Product returns, markdowns and credits that exceed our reserves could have a material adverse effect on our business, operating results and financial condition. Although we maintain reserves which we believe to be adequate with respect to product returns and price reductions, we cannot assure you that the reserves established will not be exceeded.

DEPENDENCE ON DEDICATED PLATFORM MANUFACTURERS

        We depend heavily on the manufacturers of dedicated video game platforms in a number of ways. In fiscal 1998, 86% of our unit sales of software products were for use on 32- and 64-bit game platforms (Nintendo 64, Sony PlayStation and Sega Saturn). The balance of our home video game unit sales were primarily for the 16-bit Super Nintendo Entertainment System and Sega Genesis platforms, as well as for portable game systems.

 We expect an increasing portion of our revenues in the coming years will be comprised of games for 32- and 64-bit game platforms or new generations of game platforms. If the popularity of home video games on dedicated hardware platforms materially declines, or if we were to lose our license to publish software from Nintendo or Sony, our business would be materially and adversely affected.

        We are generally obligated to submit new games to the dedicated platform manufacturers for approval prior to development and/or manufacturing. Rejection or substantial delay in approval of a product by a dedicated platform manufacturer could have a material adverse effect on our financial condition and results of operations. We have not experienced any significant delays in the approval process for any of our games in the past. We cannot assure you, however, that we will not experience such delays in the future. The dedicated platform manufacturers may also limit the number of titles that we can release in any year, which may limit any future growth in sales.

        We depend on Nintendo, Sony and Sega for the protection of the intellectual property rights to their respective hardware platforms and technology, their ability to control the proliferation of new titles by licensees and others and their ability to discourage unauthorized persons from producing software for the Nintendo, Sony and Sega platforms. We also rely upon the dedicated platform manufacturers for the manufacturing of software cartridges and CD-ROMs containing our software for their platforms.

MANUFACTURING RISKS

        The manufacturing of cartridges and CD-ROMs for our home games is performed for us by third parties who are often our competitors. While we have not to date experienced any material delays or interruptions in the manufacture of our products, we cannot assure you that such delays or interruptions will not occur. If any significant delays do occur, and we cannot remedy them without further delay, they could materially and adversely affect our business, operating results and financial condition. Unanticipated price increases from any of such contract manufacturing sources also could adversely affect our business.

INTELLECTUAL PROPERTY LICENSES AND APPROVALS

        While we primarily seek to develop original proprietary games, certain of our games are based on properties or trademarks owned by third parties, such as the National Basketball Association, National Football League, National Hockey League or their respective players' associations. Our future success may also depend upon our ability to procure licenses for additional popular intellectual properties. There is competition for such

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licenses, and we cannot assure you that we will be successful in acquiring additional intellectual property rights with significant commercial value.

        Our intellectual property licenses generally require that new products developed under such licenses be submitted to the licensor for approval prior to release. Such approval is generally discretionary. Rejection or delay in approval of a product by a licensor could have a material adverse effect on our business, operating results and financial condition. While we have not experienced any significant delays in obtaining new product approvals from our licensors in the past, we cannot assure you that we will not experience delays in the future. The owners of intellectual property licensed by us generally reserve the right to protect such intellectual property against infringement.

DEPENDENCE ON KEY PERSONNEL

        Our success depends to a significant extent upon the performance of senior management and on our ability to continue to attract, motivate and retain highly qualified software developers. The loss of services of senior management, highly-qualified software developers or other key personnel could have a material adverse effect on us. Competition for highly skilled employees with technical, management, marketing, sales, product development and other specialized training is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel. Specifically, we may experience increased costs in order to attract and retain skilled employees.

RISKS OF ACQUISITION STRATEGY

        We have announced that our growth strategy may include acquiring other companies. Our success with this strategy depends on our ability to identify and negotiate attractive investments in businesses that we believe will complement or enhance our business. We cannot assure you that we will be able to properly identify and evaluate opportunities, control costs and liabilities incurred with the acquisition of the new businesses or assets, effectively manage our growth or anticipate and evaluate the numerous risks involved in acquiring and operating a new business or asset. Management's resources may be diverted from more valuable projects because of the focus on an acquisition strategy. The acquisition of a costly or unproductive business or asset could materially and adversely affect our business.

CONFLICTS OF INTEREST WITH WMS INDUSTRIES INC.

        Certain of our officers and directors are also officers, directors and stockholders of WMS Industries Inc. ("WMS") and may be subject to various conflicts of interest including, among others, the performance by the two companies under their existing agreements with each other as well as the negotiation of any agreements required to be entered into in the future between these two parties. Additionally, we may be subject to various conflicts of interest arising from the relationship among us and WMS and our respective affiliates.

        Mr. Neil D. Nicastro, Midway's Chairman of the Board, President, Chief Executive Officer and Chief Operating Officer is also a director of and a consultant to WMS. Mr. Louis J. Nicastro, one of Midway's directors, is also the Chairman of the Board, President and Chief Executive Officer of WMS. Mr. Neil D. Nicastro is the son of Mr. Louis J. Nicastro. Mr. Harold H. Bach, Jr., Mr. Kenneth J. Fedesna and Mr. Orrin J. Edidin, officers and employees of WMS and/or various of its affiliates, are also officers of Midway. Mr. Bach and Mr. Fedesna are also directors of Midway. Each of Messrs. Bach, Fedesna and Edidin will devote such time

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to Midway's business and affairs as the Board deems appropriate. However, each such person has other duties and responsibilities with WMS that may conflict with time which might otherwise be devoted to his duties with Midway. We anticipate that Messrs. Bach, Fedesna and Edidin will resign their positions with WMS by June 30, 1999.

ANTITAKEOVER PROVISIONS

        Management could use several charter or statutory provisions and agreements as anti-takeover devices to discourage, delay or prevent a change in control of Midway. The use of these provisions and agreements could adversely affect the market price of Midway's common stock:

          Blank Check Preferred Stock. Midway's Certificate of Incorporation, as amended, authorizes the issuance of 5,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board has the power, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the common stock. Management has no present plans, agreements or commitments to the issue any shares of preferred stock.

          Rights Plan. Under a Rights Agreement with The Bank of New York, each share of Midway common stock has an accompanying Right to purchase, upon certain acquisitions of beneficial ownership of 15 percent or more of the common stock, convertible preferred stock that permits each holder to receive common stock at half price. We can redeem the Rights at $.01 per Right, subject to certain conditions, at any time. The Rights expire in 2007.

          Classified Board. The Certificate of Incorporation provides for a classified Board of Directors. Upon the expiration of staggered terms, approximately one third of Midway's directors are elected for three year terms to succeed those directors whose terms expire. This means that a person could not obtain control of the Board until the second annual stockholders' meeting after acquiring a majority of the voting stock.

         Other Charter Provisions.   The Certificate of Incorporation also
provides, among other things, that:

                 1) directors may be removed only for cause and only by an affirmative vote of at least 80% of outstanding common stock;

                 2) any vacancy on the Board may be filled only by a vote of a majority of the remaining directors then in office;

                 3)  there may be no stockholder action by written consent;

                 4) only the President, the Chairman of the Board or the Board of Directors may call special meetings of stockholders, and the only business permitted to be conducted at stockholder meetings is business brought before the meeting by or at the direction of the Board;

                 5) stockholders must follow an advance notice procedure for the submission of director nominations and other business to be considered at an annual meetings of stockholders;




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                 6) either a majority vote of the Board or an affirmative vote of at least 80% of outstanding common stock is needed in order to adopt, amend or repeal the Bylaws; and

                 7) an affirmative vote of 80% of outstanding common stock is needed in order to adopt, amend or repeal the above provisions.

          Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a business combination with anyone who owns at least 15% of its common stock for a period of three years after that person has acquired the 15% ownership, unless the business combination is approved by the board or stockholders of the public corporation.

ADVERSE EFFECTS OF POTENTIAL FUTURE SALES OF COMMON STOCK

        We have 100,000,000 authorized shares of common stock, of which 37,052,000 shares were issued and outstanding as of December 1, 1998, excluding 1,448,000 treasury shares. In the event that all of our issued and outstanding stock options were exercised as of such date, approximately 39,500,000 shares of common stock would be outstanding. The Board of Directors has broad discretion with respect to the issuance of the remaining authorized but unissued shares, including discretion to issue such shares in compensatory and acquisition transactions. In the event that we seek to procure additional financing through the sale and issuance of our securities, our then current stockholders may suffer dilution in their percentage ownership of shares of the common stock. In addition, the future issuance of shares at a price below the then current market price of the common stock pursuant to this prospectus or the registration statements listed under the heading "Where You Can Find More Information" above, or otherwise, or even the potential of such sales, may have a depressive effect on the future market price of the common stock.

DILUTIVE NATURE OF OPTIONS AND OTHER DERIVATIVE SECURITIES

        As of December 1, 1998, we had outstanding options to purchase an aggregate of approximately 2,468,000 shares of common stock exercisable at an average exercise price of approximately $18.75 per share. Our stock option and stock incentive plans also authorize the grant of options to purchase approximately an additional 3,280,000 shares of common stock. During the terms of our outstanding options, which average over eight years from the date hereof, the holders thereof are given the opportunity to profit from a rise in the market price of the common stock. The holders of options would be most likely to exercise them and purchase the common stock at a time when we could obtain capital by a new offering of securities on terms more favorable to us than those provided by the options. Consequently, the terms on which we could obtain additional capital during such periods may be adversely affected.

YEAR 2000 ISSUES (YEAR 2000 READINESS DISCLOSURE)

        The term Y2K is used to refer to a worldwide computer-related problem where software programs and embedded programs in microprocessors will not work properly when processing a date later than December 31, 1999. This problem results from using only two digits to represent the year in a date and assuming 19 to be the first two digits of the year. Many existing programs will continue to assume a 19 as the first and second digit while a 20 or greater is required. A method of fixing the problem is to rewrite the program to provide for a four or five digit year field. This Y2K problem has resulted in significant remediation costs and worldwide concern about the future operations of businesses and other institutions.




                                      -9-


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        Since 1996, we have worked to make our systems Y2K compliant together with WMS, our Chicago information services provider. Systems utilized by our subsidiary, Atari Games Corporation, have been made compliant with a software upgrade, and testing of the systems is ongoing. Accounting and finance systems utilized by our other major subsidiary, Midway Home Entertainment, Inc. have been made Y2K compliant, and the remaining systems, such as the customer interface and shipping systems will be made compliant by July 1999 with a planned software upgrade at a nominal cost.

        We believe that there are no Y2K issues with respect to the functionality of any of our products sold in the past or to be sold in the future. We also believe that there are no Y2K issues with respect to the functionality of the hardware platforms for which we sell home video games.

        WMS provides contract manufacturing services to us. WMS has assured us in writing that the systems used in their contract manufacturing are Y2K compliant. WMS also has notified us that the assembly of the coin-operated video games should not be affected by malfunctioning tools or equipment using embedded microprocessors, as the assembly process is not heavily reliant on such tools or equipment.

        We are exposed to potential Y2K problems because we rely on distributors, large customers and coin-operated video game component suppliers. We are in the process of contacting our suppliers to assess the potential problem, if any. We have not made a determination as to our customers' or suppliers' levels of Y2K compliance at this time. If needed, we will adjust the coin-operated title release dates to adjust for any failures by suppliers, and at worst we would expect a short-term delay in shipments of our products. If such a delay should occur, we do not expect to experience a material and adverse effect on operating results for any reportable period.

        This discussion of Y2K risks and readiness contains certain forward-looking statements concerning future conditions and our business outlook based on currently available information that involve risks and uncertainties. The actual state of our Y2K readiness and exposure could differ materially from that anticipated in the forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the ability to obtain supplies and energy, make deliveries, communicate with business partners, the Y2K readiness of customers and other business partners and the other risks described above in this Risk Factors section.

                            USE OF PROCEEDS; DILUTION

        We will not receive any of the proceeds from the sale of the common stock offered by this prospectus, but we will receive the purchase or exercise price upon the purchase or exercise of options by the selling stockholders. We plan to use any such proceeds for working capital. For a discussion of the possible dilutive effects of the Shares, see "Risk Factors" above.

                              SELLING STOCKHOLDERS

        This prospectus relates to Shares that are being registered for reoffers and resales by selling stockholders who have acquired or may acquire Shares pursuant to our stock option plans or stock incentive plan. The selling stockholders named below may resell any or all of the Shares at any time they choose while this prospectus is effective.




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        Executive officers, directors and others who are considered to be
"affiliates" of Midway Games Inc. who acquire common stock under the Plans may be added to the selling stockholders listed below, and their number of Shares to be sold may be increased or decreased, by use of a prospectus supplement filed with the SEC. An "affiliate" is defined in Rule 405 under the Securities Act as a "person that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with" us. Non-affiliates who purchased restricted securities (as defined in Rule 144(a)(3) under the Securities Act) under any of our employee benefit plans and who are not named below may use this prospectus for the offer or sale of their common stock if they hold 1,000 shares or less. Although a person's name is included in the table below, neither that person nor we are making an admission that such person is our "affiliate."

        The table below sets forth with respect to each selling stockholder, based upon information available to us as of December 1, 1998, the number of Shares beneficially owned before and after the sale of the Shares; the maximum number of Shares to be sold; and the percent of the outstanding shares of common stock owned before and after the sale of the Shares. We have not been informed whether or not any selling stockholders intend to sell any Shares. The inclusion of Shares in the table below does not constitute a commitment to sell any Shares.



                                                 Amount and                              Shares          Percent of Class(2)
                                                  Nature of                           Beneficially    ------------------------
                                                  Beneficial        Shares to             Owned        Before         After
Name and Position                                 Ownership        be Sold (1)       After Offering   Offering       Offering
-----------------                                 ----------       -----------       --------------   --------       ---------
Neil D. Nicastro, Chairman of the Board,          888,458(3)         650,000              458,458        2.3%           1.2%
      Chief Executive Officer, President
      and Chief Operating Officer and son
      of Louis J. Nicastro

Louis J. Nicastro, Director and father of          50,547(4)          35,000               15,547         *              *
      Neil D. Nicastro

Byron C. Cook, Executive Vice                     158,589(5)         150,000               68,589         *              *
      President-- Home Video and Director

Kenneth J. Fedesna, Executive Vice                132,463(5)         150,000               42,463         *              *
      President-- Coin Op Video and
      Director

Harold H. Bach, Jr., Executive Vice               121,674(5)         150,000               31,674         *              *
      President -- Finance, Treasurer, Chief
      Financial and Chief Accounting
      Officer and Director

Orrin J. Edidin, Vice President, Secretary            500             35,000                  500         *              *
      and General Counsel

William C. Bartholomay, Director                   80,370(4)          35,000               45,370         *              *

William E. McKenna, Director                       51,958(4)          35,000               16,958         *              *

Norman J. Menell, Director                         52,506(4)          35,000               17,506         *              *

Harvey Reich, Director                             51,277(4)          35,000               16,277         *              *

Ira S. Scheinfeld, Director                        56,801(4)          35,000               21,801         *              *

Gerald O. Sweeney, Jr., Director                   35,000(4)          35,000                -0-          -0-            -0-

Richard D. White, Director                         35,000(4)          35,000                -0-          -0-            -0-

-------------------
*  Less than 1%




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(1)     Does not constitute a commitment to sell any or all of the stated
        number of Shares. The number of Shares shall be determined from time to time by each selling stockholder in his discretion. Shares listed in this column may represent Shares underlying stock options.

(2) Based on 37,052,000 shares of common stock outstanding as of December 1, 1998. Shares issuable upon the exercise of options exercisable within 60 days by such person are deemed to be outstanding with respect to the calculation of such person's percent of class.

(3) Includes 430,000 Shares which may be acquired pursuant to the exercise of stock options.

(4) Includes 35,000 Shares which may be acquired pursuant to the exercise of stock options.

(5) Includes 90,000 Shares which may be acquired pursuant to the exercise of stock options.


                              PLAN OF DISTRIBUTION

         The selling stockholders are selling the common stock for their own accounts. The selling stockholders, pledgees, donees, transferees or other successors in interest to the selling stockholders may sell or transfer common stock for value in one or more transactions on the New York Stock Exchange (or any successor stock exchange), in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices or at prices otherwise negotiated. The selling stockholders may effect such transactions by selling the common stock to or through broker-dealers. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the common stock for whom such broker-dealers may act as agents (which compensation may be more or less than customary commissions). The selling stockholders and any broker-dealers that participate in the distribution of the common stock may be deemed to be "underwriters" as that word is used in Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the common stock sold by them may be considered to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by individual selling stockholders will be borne by such selling stockholders. Each share of common stock is sold together with certain stock purchase rights. These rights are described in a registration statement on Form 8-A (File No. 1-12367) which we filed with the SEC on October 30, 1996 and amended on Form 8A/A filed April 20, 1998. See "Documents Incorporated by Reference" above.

         We do not know whether or not any of the selling stockholders will sell any or all of the common stock that they may offer under this prospectus.

                                  LEGAL MATTERS

         The validity of the Shares has been passed upon by our counsel, Shack & Siegel, P.C., New York, New York. As of December 1, 1998, stockholders of Shack & Siegel, P.C. hold a total of 10,999 shares of common stock and options to purchase 35,000 shares of common stock.




                                      -12-


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                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended June 30, 1998, as set forth in their report, which is incorporated in this prospectus by reference. Our consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.




                                      -13-


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                                  EXHIBIT INDEX


Exhibit No.                      Description
-----------                      -----------
         4.1     Rights Agreement, dated as of October 24, 1996, between the Registrant and The Bank of New York, as Rights Agent, incorporated by reference to Exhibit 2.1 to the
                 Registrant's Registration Statement on Form S-1, as amended, effective October 29,
                 1996 (File No. 333-11919) (the "Form S-1").

         4.2     First Amendment to Rights Agreement, dated as of November 6, 1997, between the
                 Registrant and The Bank of New York, as Rights Agent, incorporated by reference to
                 Exhibit 8 to the Registrant's Registration Statement on Form 8-A/A, Amendment
                 No. 1, filed with the Commission on April 20, 1998.

         4.3(a)  1996 Stock Option Plan, incorporated by reference to Exhibit 4(a) to the Registrant's
                 Registration Statement on Form S-8, filed with the Commission on April 24, 1997
                 (File No. 333-25757) (the "1997 Form S-8").

         4.3(b)  Forms of Option Agreements under the 1996 Stock Option Plan, incorporated by reference to Exhibits 4(b) and 4(c) to the 1997 Form S-8.

         4.4(a)  1998 Non-Qualified Stock Option Plan, incorporated by reference to Exhibit 4.4(a) to the
                 Registrant's Registration Statement on Form S-8, filed with the Commission on June 24,
                 1998 (File No. 333-57583) (the "1998 Form S-8").

         4.4(b)  Form of Option Agreement under the 1998 Non-Qualified Stock Option Plan, incorporated by reference to Exhibit 4.4(b) to the 1998 Form S-8.

         4.5(a)  1998 Stock Incentive Plan.

         4.5(b)  Form of Option Agreement under the 1998 Stock Incentive Plan.

         4.5(c)  Form of Subscription Agreement under the 1998 Stock Incentive Plan.

         5       Opinion of Shack & Siegel, P.C., counsel for Registrant, regarding original issuance securities.

         23.1    Consent of Shack & Siegel, P.C. (contained in the Opinion filed as Exhibit 5 hereto).

         23.2    Consent of Ernst & Young LLP.

         24      Power of Attorney (contained on the signature page hereof).



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